Exhibit 99.1

February 27, 2012	Edward Vallejo

Vice President, Investor Relations

856-566-4005

edward.vallejo@amwater.com

Maureen Duffy

Vice President, Communications

856-309-4546

maureen.duffy@amwater.com

AMERICAN WATER REPORTS 2011 FOURTH QUARTER

AND YEAR-END RESULTS

•	Revenues increased by $111.2 million year-over-year to $2.7 billion
•	Operating cash flows increased $33.4 million or 4.3 percent for 2011
•	Adjusted net income totaled $319.6 million or $1.81 diluted earnings per share for 2011 (non-GAAP financial measures)
•	Net income totaled $309.6 million or $1.75 diluted earnings per share
•	Company declares quarterly dividend

VOORHEES, N.J., February 27, 2012 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today reported results for the fourth quarter and for the year ended December 31, 2011. The company reported a year-over-year 15.6 percent increase in net income and 19.3 percent increase in adjusted net income, as well as increases in revenues and cash flow.

“Our 2011 results demonstrate considerable progress in executing our strategic goals,” said Jeff Sterba, president and CEO of American Water. “For the year, we achieved a 14.3 percent increase in earnings per share, or 18.3 percent increase in adjusted EPS, while making $925 million of needed investments in our systems. And we continue to drive operational excellence to minimize costs to our customers and improve financial performance.”

Net income in the fourth quarter was reported at $64.8 million, or $0.34 per diluted common share, compared with $40.2 million, or $0.23 per diluted common share, in the fourth quarter of 2010. For the year, the company reported net income of $309.6 million, or $1.75 per diluted common share, compared with $267.8 million, or $1.53 per diluted common share, in 2010. Included in 2011 net income and diluted earnings per share is a benefit of 15.1 million and $0.09, respectively, related to the cessation of depreciation and a charge of $24.6 million and $0.14, respectively, which writes down parent company goodwill associated with businesses classified as discontinued operations in accordance with generally accepted accounting principles (GAAP).

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AMERICAN WATER REPORTS FOURTH QUARTER AND YEAR END 2011 RESULTS

For the quarter, the company reported operating revenues of $639.8 million, a $14.0 million or 2.2 percent increase over the same period in 2010. For the year, the company reported operating revenues of $2.7 billion for ongoing operations, a 4.4 percent increase over 2010 revenues of $2.6 billion.

Operating expenses for the three-month period ended December 31, 2011, totaled $462.7 million, a decrease of $13.6 million or 2.9 percent over the same period in 2010. For the year, operating expenses totaled $1.9 billion, an increase of $36.2 million or 2.0 percent over the prior year.

Net cash provided by operating activities for the year ended December 31, 2011, increased approximately $33.4 million or 4.3 percent to $808 million.

Regulated Operations

In the fourth quarter of 2011, the company’s Regulated Businesses’ revenues increased by $8.7 million, or 1.6 percent, over the prior year’s period. For the year, the company’s Regulated Businesses’ revenues were $2.4 billion, an increase of $83.2 million, or 3.6 percent, over 2010. The increases in both the quarter and the year were primarily driven by rate authorizations awarded in recognition of the company’s infrastructure investment. This increase was partially offset by decreased consumption as compared to the prior year.

The Regulated Businesses’ operation and maintenance (O&M) expense for the quarter decreased $21.1 million, or 7.3 percent, from the prior year’s period. For the year, O&M expense decreased $2.8 million or 0.3 percent compared to 2010. The regulated entities showed continued improvement in their O&M efficiency ratio (a non-GAAP measure). For the 12 months ended December 31, 2011, the O&M efficiency ratio was 43.8 percent compared to 45.5 percent for the same period in 2010.

American Water’s Regulated Businesses continue to prudently invest dollars to ensure reliable service by upgrading and maintaining their water systems, and the revenue increases are in recognition of that investment. The company received authorizations for additional annualized revenues from general rate cases of $63.3 million in the fourth quarter of 2011. Annualized revenues from general rate cases were $78.8 million for the year. As of December 31, 2011, the company was awaiting final orders for general rate cases in seven states, requesting $242.0 million in total additional annual revenues. The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary. All annualized revenue amounts are based on current usage.

In 2011, American Water invested approximately $925 million in company-funded capital improvements, compared to approximately $766 million in 2010. The company continued to move forward with its Business

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AMERICAN WATER REPORTS FOURTH QUARTER AND YEAR END 2011 RESULTS

Transformation project to upgrade technology systems, which will ultimately provide better service to customers. The company’s continued investment in pipes and plants to ensure reliable service included the start of two large capital projects, a $101 million project in Pittsburgh, Pa. to upgrade two water treatment plants and associated pumping capacity that will benefit more than a half-million people, and a $75 million project to replace a 1920s era water treatment facility in Millburn, N.J. In September 2011, the company also put into service its new Hidden Lake water treatment facility in Warsaw, Indiana, as part of a $25 million project to improve water quality and reliability in that service area.

“American Water remains committed to making investments that ensure the quality and reliability of our service to customers,” said Sterba. “We already know the nation’s water and wastewater infrastructure was given a D-minus grade by the American Society of Civil Engineers, and now its newest report, “Failure to Act,” cautions us that continued underinvestment in pipes, treatment plants and pumps will likely result in unreliable water service and wastewater treatment. The consequences of unreliable service can include water disruptions, impediments to fire protection, damage to other types of infrastructure, and water shortages, as well as unsanitary conditions that increase the likelihood of public health issues. Recognizing the critical importance of proper maintenance, American Water is committed to investing approximately $900 million again in 2012 to maintain the high-quality, reliable service our customers have come to expect.”

American Water continued to optimize its portfolio to ensure it is operating in areas that maximize resources and efficiencies, and providing value to customers. In 2011, the company sold its regulated operations in Texas and acquired more than 60 systems in Missouri, leveraging the strength of its large-scale operations in that state. The company also announced in 2011 an agreement to sell its regulated operations in Ohio and acquire systems in New York. In January 2012, the company completed the sale of its regulated water and wastewater systems in Arizona and New Mexico.

As a result of American Water’s 2011 and 2012 portfolio optimization efforts, the company does not anticipate the need for an equity offering in 2012.

Market-Based Operations

The company’s Market-Based Operations’ revenues increased by $6.8 million, or 8.8 percent, for the fourth quarter of 2011 as compared to the prior year’s fourth quarter, and increased by $33.1 million, or 11.2 percent, for the year compared to 2010. The increases in the quarter and for the year were primarily the result of higher revenues in Contract Operations, attributable to increased capital project activity associated with military contracts.

In December 2011, the company divested its Applied Water Management line of business, which mainly provided wastewater solutions to commercial developers.

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AMERICAN WATER REPORTS FOURTH QUARTER AND YEAR END 2011 RESULTS

Quarterly Dividend

In recognition of the company’s financial performance, the Board of Directors declared a quarterly cash dividend of $0.23 per common share on February 24, 2012, payable on June 1, 2012 to all shareholders of record as of April 20, 2012. During the fourth quarter of 2011, the Board declared a quarterly cash dividend of $0.23 per common share on December 9, 2011, payable on March 1, 2012. Dividends paid totaled $0.90 per common share for the year ended December 31, 2011.

2012 Earnings Guidance

American Water issued earnings guidance for 2012 on January 17, 2012. The company estimates its 2012 earnings from ongoing operations to be in the range of $1.90 to $2.00 per share. The company’s earnings forecasts are subject to numerous risks, including those described under “Forward-Looking Statements” below and under “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 to be filed soon.

Non-GAAP Financial Measures

This press release includes a presentation of adjusted net income and diluted adjusted net income per common share, in each case calculated without giving effect to the cessation of depreciation net of impairment charges for businesses classified as discontinued operations; and O&M efficiency ratio, which excludes from its calculation estimated purchased water revenues and purchased water expenses. Each of these items is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). The items constitute “non-GAAP financial measures” under Securities and Exchange Commission (SEC) rules. These non-GAAP financial measures supplement the company’s GAAP disclosures and should not be considered an alternative to the GAAP measures.

Management believes that the presentation of these measures is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to (1) (in the case of adjusted net income per share) a benefit resulting from accounting rules that are largely out of the control of management and (2) (in the case of O&M efficiency ratio) do not give effect to estimated purchased water revenues and purchased water expenses, which involve items that are not reflective of management’s ability to increase efficiency of the company’s regulated operations. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of impairment charges and estimated revenues and expenses related to purchased water.

Set forth below are tables that reconcile the non-GAAP financial measures to the most directly comparable GAAP financial measure.

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AMERICAN WATER REPORTS FOURTH QUARTER AND YEAR END 2011 RESULTS

Fourth Quarter and Year-End 2011 Earnings Conference Call

The fourth quarter and year-end 2011 earnings conference call will take place Monday, February 27, 2012, at 9 a.m. Eastern Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s website at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through March 5, 2012, by dialing 303-590-3030 for U.S. and international callers. The access code for replay is 4510317. The online archive of the webcast will be available through March 27, 2012, by accessing the Investor Relations page of the company’s website located at www.amwater.com.

About American Water

Founded in 1886, American Water is the largest publicly traded U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs approximately 7,000 dedicated professionals who provide drinking water, wastewater and other related services to an estimated 15 million people in more than 30 states and parts of Canada.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events and may relate to, among other things, its future financial performance, including earnings, growth and portfolio optimization strategies, its ability to finance current operations and growth initiatives, trends in its industry, regulatory or legal developments or rate adjustments. Actual results could differ materially because of factors such as the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates; changes in laws, governmental regulations and policies, including environmental, health and water quality, and public utility regulations and policies; weather conditions, patterns or events, including drought or abnormally high rainfall; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; the company’s ability to effect significant changes to its business processes and corresponding technology; its ability to appropriately maintain current infrastructure and manage the expansion of its business; its ability to obtain permits and other approvals for projects; changes in its capital requirements; its ability to control operating expenses and to achieve efficiencies in its operations; its ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for its operations; its ability to successfully acquire and integrate water and wastewater systems that are complementary to its operations and the growth of its business or dispose of assets or regulatory systems that the company determined should no longer be part of its portfolio; cost overruns relating to improvements or the

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AMERICAN WATER REPORTS FOURTH QUARTER AND YEAR END 2011 RESULTS

expansion of its operations; changes in general economic, business and financial market conditions; access to sufficient capital on satisfactory terms; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on the company’s current or future debt that could increase its financing costs or affect its ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase its cost and funding requirements; migration of customers into or out of its service territories; difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions; its ability to retain and attract qualified employees; the incurrence of impairment charges; labor actions including work stoppages and strikes; and civil disturbance, terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to American Water’s annual, quarterly and periodic SEC filings. The company undertakes no duty to update any forward-looking statement.

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AMERICAN WATER REPORTS FOURTH QUARTER AND YEAR END 2011 RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Income (Unaudited)

In thousands except per share data

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Operating revenues	$639,779	$625,773	$2,666,236	$2,555,035

Operating expenses
Operation and maintenance	323,476	342,197	1,301,794	1,290,941
Depreciation and amortization	89,278	83,809	351,821	330,264
General taxes	49,596	50,384	210,478	205,597
(Gain) loss on asset dispositions and purchases	346	(61)	(993)	111

Total operating expenses, net	462,696	476,329	1,863,100	1,826,913

Operating income	177,083	149,444	803,136	728,122

Other income (expenses)
Interest, net	(79,193)	(82,309)	(312,415)	(313,765)
Allowance for other funds used during construction	4,072	2,748	13,131	9,644
Allowance for borrowed funds used during construction	1,935	1,231	5,923	5,225
Amortization of debt expense	(1,257)	(1,314)	(5,055)	(4,516)
Other, net	(578)	2,157	(1,040)	4,714

Total other income (expenses)	(75,021)	(77,487)	(299,456)	(298,698)

Income from continuing operations before income taxes	102,062	71,957	503,680	429,424
Provision for income taxes	41,144	33,611	198,751	174,352

Income from continuing operations	60,918	38,346	304,929	255,072
Income (loss) from discontinued operations, net of tax	3,930	1,808	4,684	12,755

Net income	$64,848	$40,154	$309,613	$267,827

Basic earnings per common share: (1)
Income from continuing operations	$0.35	$0.22	$1.74	$1.46

Income from discontinued operations, net of tax	0.02	$0.01	0.03	0.07

Net income	$0.37	$0.23	$1.76	$1.53

Diluted earnings per common share: (1)
Income from continuing operations	$0.34	$0.22	$1.73	$1.46

Income from discontinued operations, net of tax	0.02	$0.01	0.03	0.07

Net income	$0.37	$0.23	$1.75	$1.53

Average common shares outstanding during the period:
Basic	175,656	174,978	175,484	174,833

Diluted	176,838	175,570	176,531	175,124

Dividends per common share	$0.23	$0.22	$1.13	$0.86

(1)	Amounts may not sum due to rounding

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AMERICAN WATER REPORTS FOURTH QUARTER AND YEAR END 2011 RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In thousands

	December 31,
	2011	2010
Cash and cash equivalents	$14,207	$13,112
Other current assets	453,594	506,958
Total property, plant and equipment	11,021,098	10,381,640
Total regulatory and other long-term assets	2,357,634	2,246,831
Assets of discontinued operations	929,858	937,705

Total Assets	$14,776,391	$14,086,246

Short-term debt	$515,050	$228,905
Current portion of long-term debt	28,858	36,092
Other current liabilities	562,979	467,807
Long-term debt	5,361,084	5,416,270
Total regulatory and other long-term liabilities	2,719,070	2,505,384
Contributions in aid of construction	966,748	925,556
Liabilities of discontinued operations	382,218	373,960
Total stockholders’ equity	4,240,384	4,132,272

Total Capitalization and Liabilities	$14,776,391	$14,086,246

Regulated Operations and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

In thousands

	Years Ended December 31,
	2011	2010
Total Regulated Operation and Maintenance Expenses	$1,092,611	$1,095,446
Less: Regulated Purchased Water Expenses	99,008	99,834

Adjusted Regulated Operation and Maintenance Expenses (a)	$993,603	$995,612

Total Regulated Operating Revenues	$2,368,891	$2,285,656
Less: Regulated Purchased Water Revenues	99,008	99,834

Adjusted Regulated Operating Revenues (b)	$2,269,883	$2,185,822

Regulated Operations and Maintenance Efficiency Ratio (a)/(b)	43.8%	45.5%

Adjusted net income and earnings per share, exclusive of the cessation of depreciation and asset write-downs associated with discontinued operations (A Non-GAAP, unaudited number)

In thousands except per share data

Year Ended December 31, 2011
Net income	$309,613
Less: Cessation of depreciaton, net of tax	(15,132)
Plus: Write-downs to reduce net assets of discontinued operations (including associated Parent Company Goodwill) to net realizable value	25,107

Adjusted net income, exclusive of the cessation of depreciation and asset write-downs associated with discontinued operations	$319,588

Basic earnings per common share:
Adjusted net income	$1.82

Diluted earnings per common share:
Adjusted net income	$1.81

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